                                                                Exhibit 99(A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      AND
        ALL OUTSTANDING SHARES OF SERIES G CONVERTIBLE PREFERRED STOCK
                                      AND
          ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                      OF
                         EXIDE ELECTRONICS GROUP, INC.
                                      AT
             $20 NET PER SHARE OF COMMON STOCK AND PREFERRED STOCK
                                      AND
                            $6.525 NET PER WARRANT
                                      BY
                          PQR ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                              DANAHER CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, AUGUST 6, 1997, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER AND (III) THE BOARD OF DIRECTORS OF THE COMPANY HAVING APPROVED THE OFFER AND THE PROPOSED MERGER FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR THE PURCHASER BEING SATISFIED IN ITS SOLE DISCRETION, THAT SECTION 203 IS OTHERWISE INAPPLICABLE TO THE PROPOSED MERGER. SEE SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.
                                --------------
                                   IMPORTANT
  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer as set forth in
Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. As used herein, Shares means shares of Common Stock and Preferred Stock and Warrants, and shareholders means holders of Shares, unless the context indicates otherwise.
  References to shares of Common Stock include references to the associated Rights, unless the context indicates otherwise. In order validly to tender shares of Common Stock, a shareholder must tender the associated Rights. Unless and until the Distribution Date of the Rights, the tender of a share of Common Stock will constitute the tender of the associated Rights. See Section 2.
  If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.
  Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                                --------------
                     The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
July 10, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction...............................................................   1
Section  1. Terms of the Offer.............................................   4
Section  2. Procedures for Tendering Shares................................   6
Section  3. Withdrawal Rights..............................................   9
Section  4. Acceptance for Payment and Payment.............................   9
Section  5. Certain Federal Income Tax Consequences........................  10
Section  6. Price Range of the Shares; Dividends on the Shares.............  11
Section  7. Effect of the Offer on the Market for the Shares;
              Exchange Act Registration; Margin Regulations................  11
Section  8. Certain Information Concerning the Company.....................  13
Section  9. Certain Information Concerning Parent and the Purchaser........  18
Section 10. Source and Amount of Funds.....................................  20
Section 11. Background of the Offer........................................  20
Section 12. Purpose of the Offer; Plans for the Company....................  24
Section 13. Dividends and Distributions....................................  26
Section 14. Certain Conditions of the Offer................................  27
Section 15. Certain Legal Matters..........................................  31
Section 16. Fees and Expenses..............................................  33
Section 17. Miscellaneous..................................................  34
Schedule I--Directors and Executive Officers of Parent and the Purchaser... S-1
Schedule II--Transactions in Shares by Parent and the Purchaser............ S-3

To the Holders of Shares of
 Exide Electronics Group, Inc.:

  PQR Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), all outstanding shares of Series G Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the "Warrants") of Exide Electronics Group, Inc., a Delaware corporation (the "Company"), at a price of $20 per share of Common Stock and Preferred Stock and $6.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, Shares shall mean shares of Common Stock and Preferred Stock and Warrants, and shareholders shall mean holders of Shares. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated Rights issued pursuant to the Rights Agreement, dated as of November 25, 1992 (the "Rights Agreement"), between the Company and First Union National Bank of North Carolina, as Rights Agent.

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and D.F. King & Co., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends to propose and seek to have the Company consummate, as soon as practicable following the consummation of the Offer, a merger or other transaction (the "Proposed Merger"), pursuant to which each then outstanding share of Common Stock and Preferred Stock (other than Shares owned by the Purchaser or Parent and, if applicable, Shares owned by shareholders who perfect their dissenters' rights under Delaware law), would be converted into the right to receive an amount in cash equal to the price per share of Common Stock and Preferred Stock paid pursuant to the Offer. See Sections 11 and 12.

  There is no mechanism whereby holders of outstanding warrants to purchase common stock of a Delaware corporation may be compelled by operation of law to exchange their warrants for merger consideration. Following the Proposed Merger, it appears that, by their terms, upon exercise of a Warrant, the holder thereof would receive net consideration equal to the difference, per share of Common Stock for which the Warrant can be exercised, between the exercise price of the Warrant (currently $13.475), and the cash price paid per share of Common Stock pursuant to the Merger. See Sections 11 and 12.

  Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent would not proceed with any solicitation with regard to the Special Meeting referred to below. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval. During the course of discussions with the Company, Parent offered to pay $22 per share, subject to confidential due diligence and negotiations. See
Section 11.

  In order to increase the likelihood that the Company and the Purchaser enter into the Proposed Merger, Parent and the Purchaser have taken preliminary steps to commence a solicitation of appointments of designated agents ("agent designations") to call a special meeting of the Company's shareholders (the "Special Meeting") at which, among other things, Parent and the Purchaser will propose that the holders of shares of Common Stock and Preferred Stock (i) increase the size of the Board of Directors of the Company from 9 to 19, (ii) elect 10 nominees (the "Parent Nominees") of Parent as directors of the Company (who would then constitute a majority of the Board of Directors) and (iii) repeal any by-laws or amendments thereto adopted by the Company after December 21, 1989, the date of the most recent by-laws publicly disclosed by the Company prior to the announcement of the terms of the Offer. See Section 8 and 12.

  The Offer does not constitute a solicitation of proxies or agent designations for any meeting of the Company's shareholders. Any such solicitation will be made only pursuant to proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder.

  The Offer is subject to a number of conditions, including the following:

  Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered a number of Shares which, when added to the Shares beneficially owned by Parent, constitutes at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition").

  Parent beneficially owns 397,300 shares of Common Stock.

  According to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q"), as of May 12, 1997, there were outstanding 10,049,543 shares of Common Stock and 1,000,000 shares of Preferred Stock. Each share of Preferred Stock is convertible into one share of Common Stock and is entitled to one vote. The Preferred Stock votes together with the Common Stock as a single class. According to the Company's Proxy Statement for the Company's 1997 Annual Meeting of Shareholders (the "Company Proxy Statement"), there were outstanding Warrants to purchase 643,750 shares of Common Stock at a price of $13.475 per share. According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "Company 10-K"), there were options to acquire 841,017 shares of Common Stock outstanding at September 30, 1996.

  According to the Company Proxy Statement, all of the outstanding shares of Preferred Stock were issued to Fiskars Holdings, Inc. and Fiskars Oy Ab ("Fiskars") and, as of January 8, 1997 such holders also held 825,000 shares of Common Stock. Accordingly, such holders held approximately 16.5% of the total outstanding shares of Common Stock and Preferred Stock. Pursuant to a Stockholder Agreement, dated as of March 13, 1996 (the "Fiskars Stockholder Agreement"), between the Company and Fiskars, Fiskars may not tender Shares in the Offer, must vote all Shares held by them as directed by the Board of Directors of the Company, may not sell Shares in the open market other than pursuant to a registration statement or Rule 144 under the Securities Act of 1933, may not sell Shares to a third party without first offering such Shares to the Company and are otherwise subject to various standstill provisions preventing such holders from participating in or encouraging an effort to acquire the Company. See Section 8.

  Promptly following their election, the Parent Nominees intend to waive the provisions of the Stockholder Agreement which prevent Fiskars from tendering Shares in the Offer.

  In addition, according to the Company Proxy Statement, as of January 8, 1997, the officers and directors of the Company, as a group, held approximately 11.5% of the Shares outstanding on a fully diluted basis (other than dilution due to the Warrants) and approximately 8% of the presently outstanding shares of Common Stock and Preferred Stock.

  Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into Shares) have been issued other than as set forth above (other than Shares issued pursuant to the exercise of the stock options and Warrants referred to above), if the Purchaser were to purchase 5,869,856 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

  Rights Condition. The Offer is conditioned on the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition").

  The Rights Agreement provides that the Rights will become exercisable if any person or group (other than certain existing holders) becomes the beneficial owner of 15% or more of the Shares, after which, subject to certain conditions, the holders of the Rights, other than the acquiring person, would be entitled to exercise the Rights to purchase Common Stock at one-half of the then current market price. The Rights will not become exercisable if the Outside Directors determine that the Offer is a Permitted Offer (as such terms are defined in the Rights Agreement). See Section 8.

  Based upon publicly available information, the Purchaser believes that as of the date hereof, the Rights are not exercisable, that Rights Certificates have not been issued and that the Rights are evidenced by the Share Certificates. The Purchaser believes that, as a result of the Offer, the Distribution Date (as defined in the Rights Agreement) will be ten business days after the date hereof (or such later date as the Continuing Directors may determine), unless prior to such date the Company's Board of Directors redeems all of the Rights or amends the Rights Agreement to delay the Distribution Date. The Board of Directors will continue to be able to redeem the Rights until the earlier of December 2, 2002 (the Final Expiration Date for the Rights) or the Stock Acquisition Date (as defined in the Rights Agreement).

  The Purchaser believes that under the circumstances of the Offer, the Board has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger or determine that the Offer is a Permitted Offer), and the Purchaser is hereby requesting that the Board do so. However, there can be no assurance that the Board will redeem the Rights (or amend the Rights Agreement or make such determination). The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders. There can be no assurance that such an order will be obtained.

  Promptly following their election, the Parent Nominees intend to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger.

  Section 203 Condition. The Offer is conditioned on the Board of Directors of the Company having approved the Offer or the Proposed Merger for purposes of
Section 203 of the Delaware General Corporation Law (the "GCL") or the Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, Section 203 will be otherwise inapplicable to the Proposed Merger or other business combination (as defined therein) to which the Purchaser is directly or indirectly a party (the "Section 203 Condition").

  Section 203 of the GCL, in general, prohibits business combination transactions involving a Delaware corporation such as the Company and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including, in the case of the Offer, that prior to such date the Board of Directors of the Company approved either the business combination or the transaction which resulted in such person being an interested stockholder and that, upon consummation of the Offer, the Purchaser owned at least 85% of the total voting stock of the Company outstanding at the time the transaction commenced. See Section 15.

  Promptly following their election, the Parent Nominees intend to approve the Offer and the Proposed Merger for purposes of Section 203 of the GCL.

  The Purchaser believes that under the circumstances of the Offer, the Board has a fiduciary obligation to approve the Offer and the Proposed Merger for purposes of Section 203 of the GCL and the Purchaser is hereby requesting that the Board do so. However, there can be no assurance that the Board will do so. The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the GCL on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders. There can be no assurance that such an order will be obtained.

  Certain other conditions to the Offer are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

  There is approximately $125,000,000 outstanding principal amount of 11 1/2% Senior Subordinated Notes due 2006 of the Company. Upon a change of control of the Company, (which would include the consummation of the Offer if Parent becomes the beneficial owner of more than 50% of the outstanding voting Shares) or the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (which would be the case if the Purchaser Nominees are elected at the Special Meeting without the approval of the Continuing Directors), each holder of Notes will have the right to demand that the Company offer to repurchase the holder's Notes at 101% of their principal amount, plus accrued interest, within ten days of the consummation of the Offer. If the holders of the Notes were to demand payment under these provisions, and the Company did not have adequate funds to make such payment, the Company could be in default under the Notes (and possibly in default under other obligations with "cross-default" provisions) which could have a material adverse effect on the Company. Based on discussions with possible financing sources, Parent believes that if Parent were in control of the Company, adequate financing would be available to make such payments, if necessary. A "Continuing Director" as the term applies to the Notes, means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indenture governing the Notes or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, August 6, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Rights Condition, the Section 203 Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the satisfaction of the other conditions set forth in Section 14. The Offer is not conditioned on the receipt of financing.

  Subject to the applicable rules and regulations of the Securities Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension and delay to the Depositary or (b) waive or reduce any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the purchaser exercises its right to extend the Offer.

  If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive or reduce all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the New York Stock Exchange (the "NYSE") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response. If the Purchaser should decide to change the price offered or the percentage of securities sought of any of the Common Stock, Preferred Stock, or Warrants, such change will be applicable to all shareholders who hold any of such respective class of securities.

  A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

SECTION 2. PROCEDURES FOR TENDERING SHARES

  Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Common Stock at the Depository Trust Company ("DTC") and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

  If Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or (if such procedure is available) make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

  Neither Preferred Stock nor Warrants may be tendered by book-entry transfer. Neither Book-Entry Confirmations, nor Agent's Messages are available with respect to Preferred Stock or Warrants.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the Share Certificates and Rights Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery, or in the case of the Rights Certificates, three business days after the date Rights Certificates are distributed to shareholders. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and if the Distribution Date has occurred, Rights Certificates for a Book-Entry Confirmation, if available, with respect to such Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates for or a Book-Entry Confirmation, if available, with respect to such Rights), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates (or Rights Certificates) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 9, 1997 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

  The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 7, 1997.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates or Rights Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates or Rights Certificates, the serial numbers shown on such Share Certificates or Rights Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder of the same class pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be.

  If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

  THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL

TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE PROPOSED MERGER.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

  The Common Stock is listed on the Nasdaq National Market stock market under the symbol XUPS. The following table sets forth the high and low closing sales prices per share of Common Stock, as reported in publicly available sources for the periods indicated. The Company did not pay any dividends on the Common Stock during such periods.

                                                                  HIGH    LOW
                                                                 ------ --------
1995:
  First quarter................................................ $20     $15 3/4
  Second quarter...............................................  23      15 1/2
  Third quarter................................................  25 1/4  18 3/4
  Fourth quarter...............................................  20 3/4  14
1996:
  First quarter................................................. 15 1/4  11 3/4
  Second quarter................................................ 17 1/8   9 1/2
  Third quarter................................................. 12 5/8   8 3/4
  Fourth quarter................................................ 14 3/4  10
1997:
  First quarter................................................  16      10 7/8
  Second quarter...............................................  12       8 1/2
  Third quarter (through July 8)...............................  13 1/8  12 7/16

  On July 9, 1997, the date of the announcement of the terms of the Offer and the last full trading day before commencement of the Offer, the closing sale price for the Common Stock was $20 5/8 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

  By their terms, each share of Preferred Stock pays dividends of $.80 per share per year through March 31, 2001 and $1.20 per share thereafter. The Warrants do not pay dividends. No price quotations are available for the Preferred Stock or the Warrants.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
           REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the aggregate market value and per share price of any shares of Common Stock not purchased pursuant to the Offer, the Common Stock may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots and have net tangible assets of at least
$1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Common Stock might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Common Stock falls below 300, or if the number of shares of publicly held Common Stock falls below 100,000, or if there are not at least two market makers for such

Common Stock, NASD rules provide that the Common Stock would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Stock held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the shares of Common Stock, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Common Stock pursuant to the Offer or otherwise, the Common Stock no longer meets the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Common Stock is no longer included in any tier of the Nasdaq National Market, the market for such Common Stock could be adversely affected.

  In the event the Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Stock and availability of such quotations would, however, depend upon the number of holders of Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  Neither the Preferred Stock nor the Warrants are listed on any exchange or traded on the Nasdaq National Market.

  Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Common Stock is not terminated prior to the Proposed Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Proposed Merger.

  Neither the Preferred Stock nor the Warrants are registered under the Exchange Act.

  Margin Regulations. Shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  Neither the Preferred Stock nor the Warrants are "margin securities."

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal offices at 8609 Six Forks Road, Raleigh, North Carolina 27615. According to the Company 10-K, the Company's principal line of business is the design, manufacture, marketing and servicing of a broad line of uninterruptible power systems ("UPS"), related equipment, and power management and facilities monitoring software. UPS products protect computers and other sensitive electronic equipment against electrical power distortions and interruptions by providing temporary backup power from batteries in the event of an outage. More sophisticated UPS products also provide additional protection by continuously cleaning and conditioning electrical power. The Company's broad range of UPS products include small systems for use with personal computers, workstations, client/server platforms, telecommunications hardware, servers/intranets, hubs/routers, and large standard or customized systems for use with mainframe computers, data centers, and similar applications. The Company's power management software products monitor, track, and communicate electrical power data and other related environmental events in an enterprise's power, network, and computer systems infrastructure that can threaten performance of information technology ("IT") systems, thereby giving network and facilities managers the ability to control their IT and power systems more effectively.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company 10-Q. More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         EXIDE ELECTRONICS GROUP, INC.

                        SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            SIX MONTHS ENDED          FISCAL YEAR ENDED
                                MARCH 31,               SEPTEMBER 30,
                            ------------------  -------------------------------
                              1997      1996      1996      1995     1994
                            --------  --------  --------  -------- --------
Income Statement Data:
  Net Sales................ $269,760  $184,991  $459,936  $390,978 $363,983
  Net Earnings (Loss) Ap-
   plicable to Common
   Shareholders Before Ex-
   traordinary Item........      773    (8,645)  (11,065)    6,793    8,385
Earnings (Loss) per Share:
  Net Earnings (Loss) Be-
   fore Extraordinary Item.     0.08     (0.93)    (1.15)     0.84     1.07
  Net Earnings (Loss)......    (0.16)    (0.93)    (1.15)     0.84     1.07
Balance Sheet Data (at end
 of period):
  Total Assets.............  488,081   508,150   489,747   256,451  224,676
  Working Capital..........  110,699   135,475   115,867   105,543   93,337
  Long Term Debt and Subor-
   dinated Notes...........  220,137   259,411   232,267    80,258   58,400
  Redeemable Preferred
   Stock...................   18,597    18,028    18,312       --    10,000
  Total Shareholders' Equi-
   ty......................   93,613    98,165    96,339    83,767   67,462

  The Rights. The following is a summary of the material terms of the Rights Agreement, a copy of which has been filed with the Securities and Exchange Commission as Exhibit 1 to the Company's Current Report on Form 8-K dated November 25, 1992. A copy of the Rights Agreement is available as set forth in "Available Information." This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

  On November 10, 1992, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock. The dividends were payable on December 7, 1992. Pursuant to the Rights Agreement, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of Series F Junior Participating Preferred Stock (the "Series F Preferred") at a price of $80 per one one-hundredth of a share, subject to adjustment (as adjusted, the "Purchase Price").

  Certificates. Currently, the Rights are evidenced by the certificates for shares of Common Stock to which they are attached and the transfer of any certificate representing Common Stock in respect of which Rights have been issued also constitutes the transfer of the associated Rights. Rights Certificates will be distributed as soon as practicable following the Distribution Date, which is the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (except pursuant to a Permitted Offer (as defined below)) of the outstanding Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Continuing Directors (as defined below) may determine) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Notwithstanding the foregoing, Massachusetts Mutual Life Insurance Company (together with its affiliates, "Mass Mutual"), which at the time the Rights Agreement was executed held notes convertible into more than 15% of Common Stock, will not be deemed an Acquiring Person unless it becomes the beneficial owner of more than 22% of the Common Stock then outstanding (other than as a result of adjustments in the number of shares of Common Stock Mass Mutual is eligible to receive upon conversion of the notes, acquisitions of Common Stock by the Company or other actions of the Company or any other party which increase the number of shares of Common Stock beneficially owned by Mass Mutual, so long as Mass Mutual has not acquired Common Stock, or taken other actions, which caused the proportionate number of shares of Common Stock beneficially owned by Mass Mutual to exceed the 22% figure).

  Expiration and Exercise. The Rights are not exercisable before the Distribution Date and will expire at the close of business on December 7, 2002. The registered holder of any Rights Certificates may exercise the Rights evidenced thereby at any time after the Distribution Date, and upon such exercise will receive, for the Purchase Price of $80, one one-hundredth of a share of Series F Preferred and cash, if any, payable in lieu of issuance of fractional shares.

  "Flip-In." In the event that a person becomes the beneficial owner of 15% or more (22% in the case of Mass Mutual) of the then outstanding Common Stock (except pursuant to a Permitted Offer), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $80 per Right, each Right not owned by an Acquiring Person (or certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $160 worth of Common Stock (or other consideration, as noted above) for $80. Assuming that each share of Common Stock had a value of $20 at such time, the holder of each valid Right would be entitled to purchase eight shares of Common Stock for $80.

  "Flip-Over." In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which have previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two time the exercise price of the Right, i.e., common stock of the acquiring company having a value of $160 for each Right, for the $80 exercise price.

  Exchange Feature. At any time after a person or group of affiliated or associated persons become an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than in whole or in part), at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  Adjustment for Dilution. The Purchase Price payable, and the number of one one-hundredths of a share of Series F Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series F Preferred, (ii) upon the grant to holders of the Series F Preferred of certain rights or warrants to subscribe for Series F Preferred or convertible securities at less than the current market price of the Series F Preferred or (iii) upon the distribution to holders of the Series F Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Series F Preferred on the last trading date prior to the date of exercise.

  Redemption. In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors, but the Continuing Directors' concurrence is not required if a person is making a cash tender offer pursuant to a Schedule 14D-1 for all outstanding shares of Common Stock of the Company not owned by the person or its affiliates. After the redemption period has expired, the Company's right of redemption may be reinstated (with the concurrence of the Continuing Directors) if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  Permitted Offer. A tender or exchange offer for all outstanding shares of Common Stock at a price and on terms determined by the Outside Directors (as defined below) to be fair to and otherwise in the best interests of the Company and its shareholders is a Permitted Offer under the Rights Agreement. A Permitted Offer does not trigger the exercisability of the Rights.

  Continuing and Outside Directors. The term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities. The term "Outside Directors" means "Continuing Directors" who are not officers of the Company.

  Stockholder Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

  Amendments. Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the

Board in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.

  The Stockholders Agreement. According to the Company Proxy Statement, all of the outstanding shares of Preferred Stock were issued to Fiskars and, as of January 8, 1997 such holders also held 825,000 shares of Common Stock. Accordingly, such holders held approximately 16.5% of the total outstanding shares of Common Stock and Preferred Stock. Pursuant to various provisions in the Stockholders Agreement between the Company and Fiskars, Fiskars is prohibited from tendering its shares or otherwise participating in the Offer. Fiskars may not tender its Shares in any tender or exchange offer by a person or entity other than the Company except if (i) the Board recommends that shareholders accept such tender or exchange offer; (ii) in connection with such tender or exchange offer the Board (with members of the Board who have been designated by Fiskars abstaining) redeems the outstanding Rights; or
(iii) during, prior to or in anticipation of, a tender or exchange offer, the Board (with members of the Board who have been designated by Fiskars abstaining) exempts the person making the tender or exchange offer from the operation of the Rights Agreement. In addition, (i) Fiskars may not initiate, encourage or cooperate or participate in any proposal to acquire the Company, acquire a substantial portion of the Company assets, or to merge, restructure, combine or recapitalize the Company, unless such proposal is supported by the Board and (ii) Fiskars may not initiate, encourage or cooperate or participate in any proxy solicitation on behalf of any person other than the Company, the Board or a person whose solicitation is supported by the Board. Fiskars must cause their Shares to be represented at stockholder meetings, must vote all Shares held by them as directed by the Board of Directors of the Company, and at elections of Directors, must vote all Shares in favor of the election of Directors nominated by the Board. Until March 13, 2001, Fiskars may not sell Shares in the open market other than pursuant to a registration statement or in accordance with Rule 144 under the Securities Act of 1933. The Stockholders Agreement requires Fiskars to offer Shares to the Company before Fiskars accepts any offer to purchase Shares from a third party, subject to Fiskars's right to tender Shares in a tender offer in accordance with the provisions described above. The foregoing description of the Fiskars Stockholder Agreement is qualified by reference to the text of the agreement, which has been filed as Exhibit 4.6 to the Company's Registration Statement on S-4, File No. 333-2471, and may be obtained in the manner specified in Section 8 under the caption "Available Information."

  The 11 1/2% Notes. There is approximately $125,000,000 outstanding principal amount of 11 1/2% Senior Subordinated Notes due 2006 of the Company. Upon a change of control of the Company, which includes the consummation of the Offer (provided that Parent was the beneficial owner of more than 50% of the outstanding voting Shares) or the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (which would be the case if the Purchaser Nominees are elected at the Special Meeting without the approval of the Continuing Directors), each holder of Notes will have the right to demand that the Company offer to repurchase the holder's Notes at 101% of their principal amount, plus accrued interest, within ten days of the consummation of the Offer. If the holders of the Notes were to demand payment under these provisions, and the Company did not have adequate funds to make such payment, the Company could be in default under the Notes (and possibly in default under other obligations with "cross-default" provisions) which could have a material adverse effect on the Company. Based on discussions with possible financing sources, Parent believes that if Parent were in control of the Company, adequate financing would be available to make such payments, if necessary.

  By-Laws. The Company's By-Laws, as amended through December 21, 1989, provided that special meetings of shareholders shall be called at the request in writing of shareholders owning a majority in the amount of any class of capital stock of the Company issued and outstanding and entitled to vote, such request to state the purpose of the proposed meeting.

  On June 12, 1997, Parent delivered a letter to the Company pursuant to such by-law requesting that the Company call the Special Meeting.

  On June 23, 1997, the Company amended and restated its By-Laws (the "Amended and Restated By-Laws"). These amendments purported to modify the procedures for calling a special meeting and added "advance notice" provisions. The Amended and Restated By-Laws were filed as an Exhibit to the Company's

Current Report on Form 8-K dated July 9, 1997. A copy is available as set forth in "Available Information." This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated By-Laws which are incorporated herein by reference.

  Article II, Section 5(b) of the Amended and Restated By-Laws requires that shareholders who wish to call a special meeting make a written request to the Company and that the Board of Directors of the Company fix a record date to determine the shareholders entitled to request the Special Meeting (the "Request Record Date"). The Board of Directors must adopt a resolution fixing a Request Record Date within five business days of receiving the notice and the Request Record Date must be not more than ten days after the date of the resolution. The Request Record Date must be no more than 10 days after the date of the resolution. If the Board of Directors fails to set a Request Record Date, the Request Record Date will be the date that the shareholders delivered the request. To be valid the request must, among other things, set forth the purpose of the Special Meeting and must include all information regarding the shareholders, any matters to be brought before the meeting, and any nominees that are required of shareholders giving notice of nominations of directors or other business to be brought before an annual meeting. Article II, Section 5(c) provides that special meetings of shareholders shall be called upon the delivery of a written request of shareholders of record as of the Request Record Date representing at least a majority in the amount of the capital stock of the Company issued and outstanding and entitled to vote on any matter proposed to be considered at such special meeting. The actions to be taken at the Special Meeting would require the affirmative vote of a majority of the voting power of the outstanding Common Stock and Preferred Stock. The shareholders' request must state, among other things, the specific purpose for which such special meeting is to be held. Article II, Section 5(d) of the Amended and Restated By-Laws provides that in the case of any special meeting called upon the request of shareholders, such special meeting shall be held at a date, not less than 10 and not more than 60 days after the record date for the Special Meeting, designated by the Board of Directors of the Company. If the Board of Directors of the Company does not designate a date for the Special Meeting within five days of receiving a valid request, then such meeting shall be held on the 90th day after the delivery date and the record date for the meeting shall be the 60th day before the meeting. The Board may set a record date which is not later than 20 business days after the delivery date of the request and set a meeting not less than 10 days and not more than 60 days after such record date.

  Under the "advance notice" procedures of the Amended and Restated By-Laws, in order for a shareholder to nominate a person for election to the Board of Directors of the Company or bring any other business before an annual meeting of shareholders of the Company, the shareholder must provide notice to the Company not later than 60 nor earlier than 90 days prior to the first anniversary of the prior annual meeting, unless the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such anniversary. As in the case of a request for a special meeting, the shareholder notice must include information regarding the shareholder, any matters to be brought before the meeting and any directors to be nominated at the meeting.

  The Amended and Restated By-Laws provide that in order for a shareholder to nominate a person for election to the Board of Directors of the Company, the shareholder must deliver a written notice to the Company not earlier than the earlier of (1) the delivery of the request described in Section 5(b) of
Article II of the By-Laws and (2) 90 days prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting and (2) the 10th day following the day on which the Company first makes a public announcement of the date of such special meeting at which directors may be nominated. Such written notice shall set forth all of the information that would be required to be set forth in a shareholder's notice described in the last sentence of the preceding paragraph.

  The Amended and Restated By-Laws provide that only persons who are nominated in accordance with the procedures set forth in the By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting or a special meeting as shall have been brought before such meeting in accordance with the procedures set forth in the By-Laws and as shall have been described in the Company's notice sent to shareholders.

  Parent believes that the amendments of the By-Laws set forth above violate Delaware law. See Section 15.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1753 K Street, Washington, D.C. 20006.

  Company Information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

  Parent is a Delaware corporation which operates a variety of businesses through two business segments: Tools and Components and Process/Environmental Controls. The Tools and Components segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by this segment include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts. The companies in the Process/Environmental segment produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, telecommunication line products, power protection products, liquid flow measuring devices and electronic and mechanical counting and controlling devices.

  Approximately 39.4% of the outstanding common stock of the Parent is beneficially owned by Steven M. Rales and Mitchell P. Rales. The aggregate holdings for Steven and Mitchell Rales include shares of Parent common stock owned by Equity Group Holdings L.L.C. ("EGH") and Equity Group Holding II L.L.C. ("EGH II"), of which Steven and Mitchell Rales are the only members, along with other shares of common stock of Parent which are directly owned by such individuals. Steven and Mitchell Rales are directors and executive officers of Parent as well as directors of Purchaser. EGH and EGH II are principally engaged in the business of investing in the common stock of Parent. The offices of Steven M. Rales, Mitchell P. Rales, EGH and EGH II are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

  The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. The principal executive offices of Parent and the Purchaser are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. DH Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("DHHC"), owns all outstanding shares of the Purchaser. Of the 397,300 shares of Common Stock beneficially owned by Parent, 397,200 are held by DHHC and 100 are held by the Purchaser. See Schedule II.

  Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Parent 10-Q"). More comprehensive financial information is included in the complete financial statements of Parent contained in the Parent 10-K and the Parent 10-Q on file with the Commission, and such financial statements are incorporated herein by reference.

                              DANAHER CORPORATION

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         THREE  MONTHS ENDED MARCH 31,  FISCAL YEAR ENDED DECEMBER 31,
                         ----------------------------- --------------------------------
                              1997           1996         1996       1995       1994
                         -------------- -------------- ---------- ---------- ----------
Income Statement Data:
  Net Revenues.......... $      466,441 $      409,557 $1,811,878 $1,486,769 $1,113,973
  Net Earnings from
   Continuing
   Operations...........         31,535         26,928    127,959    105,766     72,319
  Net Earnings..........         31,535        106,739    207,770    108,316     81,650
Earnings per Share:
  From Continuing
   Operations...........           0.52           0.45       2.13       1.77       1.24
  Net Earnings..........           0.52           1.79       3.47       1.81       1.40
Balance Sheet Data (at
 end of period):
  Total Assets..........      1,794,658      1,503,480  1,765,074  1,485,991  1,105,645
  Working Capital.......         61,203         15,266     72,168     62,332    (18,017)
  Long Term Debt........        190,900        101,680    219,570    268,617    116,515
  Total Shareholders'
   Equity...............        817,463        679,778    800,261    586,311    476,100

  Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission and the Nasdaq National Market in the same manner as is set forth with respect to the Company in Section 8.

  Contacts, etc. with the Company. Except as set forth in this Offer to Purchase, neither Parent, Purchaser or any other affiliate of Parent nor, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto, or any associate or majority-owned subsidiary of such persons (collectively, the "Purchaser Entities"), beneficially owns any equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, Purchaser, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

  Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Proposed Merger is estimated to be approximately $250 million. The Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution from Parent.

  Parent intends to obtain funds for its capital contribution through its existing Credit Agreement, dated as of September 7, 1990, as amended, among Parent and the banks listed therein (the "Credit Facility"), and through a committed credit line provided by the banks listed therein (the "Committed Line"). The Credit Facility provides for revolving credit of up to $250 million for general corporate purposes through September 30, 2001. At present, there is no outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest at one of the following rates, as selected by Parent on the date of borrowing: (i) the Base Rate (as defined in the Credit Facility); (ii) Adjusted CD Rate (as defined in the Credit Facility); or (iii) the Eurodollar Rate (as defined in the Credit Facility) plus, in the case of (ii) and (iii), a margin (ranging from 1/8 of one percent to 3/8 of one percent) based on the leverage ratio of Parent at the end of the fiscal quarter most recently then ended. As of the date hereof, the applicable margin would be 1/8 of one percent, which margin is expected to increase to 1/4 of one percent based on the pro forma capitalization of Parent after the Offer and the Proposed Merger. The effective interest rate as of the date hereof would be approximately 6.0%. The Credit Facility contains covenants relating to, among other things, the maintenance of working capital, net worth debt levels and interest coverage and restrictions on the payment of dividends. The members of the bank group providing the Credit Facility are Bankers Trust Company, Bank of America Illinois, the First National Bank of Chicago, The Chase Manhattan Bank (National Association), Bank of Nova Scotia, Industrial Bank of Japan, Bank of Tokyo, NationsBank Corporation, Dresdner Bank Aktiengesellschaft, The Fuji Bank, SunTrust Bank, The Northern Trust Company, Sumitomo Bank, Wachovia Bank of Georgia, and Sanwa Bank. The Committed Line provides for credit of up to $400 million through a date 364 days following execution of final credit documentation, under substantially the same terms and conditions as the Credit Facility. The banks providing the Committed Line are the First National Bank of Chicago, The Chase Manhattan Bank, Bank of Nova Scotia and SunTrust Bank, each of which has furnished a commitment letter to Parent.

  The foregoing summary of the Credit Facility and the Committed Line is qualified in its entirety by reference to the Credit Facility and the Committed Line, which are incorporated herein by reference.

  Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility or Committed Line has been made, Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Proposed Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

SECTION 11. BACKGROUND OF THE OFFER

  From June 10 to June 11, the Chairman of the Board of Parent ("Parent's Chairman") made three unsuccessful attempts to contact the Chairman of the Board of the Company ("Company's Chairman") by telephone. On June 11, 1997, Parent's Chief Executive Officer attempted unsuccessfully to contact the Company's Chief Executive Officer by telephone. Accordingly, on June 11, 1997, Parent's Chairman sent the Company's Chairman the following letter:

                                                                  June 11, 1997

Mr. Conrad A. Plimpton
Chairman of the Board
Exide Electronics Group, Inc.
8609 Six Forks Road
Raleigh, North Carolina 27615

Dear Mr. Plimpton:

  I am writing this letter following three unsuccessful attempts since yesterday to contact you by telephone. My hope was and is to speak with you directly regarding a possible business combination between Exide Electronics Group, Inc. ("Exide") and Danaher Corporation ("Danaher").

  As I would have told you had we spoken, we are very impressed with the business you and your management team have developed and the manner in which it complements our businesses. We believe that there are clear and compelling advantages to both Exide and Danaher from the combination of our two companies.

  Because we view this as such an attractive alternative for both of our companies and our stockholder constituencies, unless we hear from you by 4:00 P.M. tomorrow, we plan to announce a tender offer to purchase all of Exide's equity securities (common stock, preferred stock and warrants) at a price equivalent to $20.00 per share of common stock. We believe that this proposal is extremely attractive as it represents a 72% premium above today's closing market price of Exide's common stock. We hope that you would view this proposal as we do--an excellent opportunity for the stockholders of Exide to realize full value for their shares to an extent not likely to be available to them in the marketplace for the foreseeable future.

  If you would prefer, however, we are prepared to promptly negotiate and complete a merger agreement (with an accompanying first step tender offer) which would not be subject to a financing condition; we believe that this process can be completed in seven to ten days. We realize that there will be aspects of our offer which you will wish to discuss with us and are prepared to meet with you and your advisors without delay.

  Our price is based upon our review of publicly available information regarding Exide. If you believe that there are values not reflected in your public filings, we ask that such information be made available to us so that we can ensure that our offer reflects those values. In addition, given the opportunities that will exist for the combined company, we will also be prepared to discuss the form of consideration and structure of the transaction in order to permit Exide's stockholders to participate in the growth potential of the combined company. Finally, we are prepared to discuss your view as to the proper roles for your officers and managers in the combined company.

  We are sure you appreciate the seriousness of our interest in Exide and our strong preference for a negotiated transaction. We hope that you would agree that the best way to proceed at this point would be to begin confidential, non-public discussions to see if we can negotiate a transaction that can be presented to your stockholders as the joint effort of Exide's and Danaher's boards of directors and management. At this point, therefore, we hope that you will accept our offer to negotiate a merger and that this letter and its contents will remain private between us.

  Should you choose to make this letter public and/or explore alternative combination transactions, we would likely participate in the process. However, we would not expect to make a comparable offer absent clear and convincing evidence that such a bid was necessary. We believe that our proposal is sufficiently attractive (both in terms of value and flexibility) so that you can proceed on an exclusive basis with us.

  We are preparing to send a letter to Nicholas Costanza, Exide's Vice President, Chief Administrative Officer, General Counsel and Secretary, requesting a special meeting of stockholders at which we would, among other things seek to elect a majority of the Board of Exide. We intend to solicit Exide's common stockholders to support such a call. We would be prepared to withdraw this request if you are interested in pursuing a negotiated transaction.

  Further, George Sherman, our Chief Executive Officer, would be pleased to call James Risher to discuss Danaher's business and philosophy. George will be able to articulate, perhaps better than I, the benefits of both the proposed combination and of a negotiated transaction.

  Finally, I would like to underscore my willingness to visit you as early as tomorrow at a destination of your choosing to discuss these matters. I look forward to hearing from you.

                                          Sincerely,

                                          Steven M. Rales
                                          Chairman of the Board

  On June 12, 1997, Parent delivered to the Company a letter requesting that the Company call the Special Meeting.

  On June 12, 1997, at approximately 4:00 p.m., the Company's General Counsel contacted Parent in response to Parent's June 11 letter. The Company's General Counsel said that the Company's Chief Executive Officer and Chief Financial Officer were travelling and asked that Parent extend its deadline to noon on Monday, June 16. Parent agreed to this request.

  On June 16, the Company's Chief Executive Officer spoke to Parent's Chief Executive Officer and they scheduled a meeting for June 18. On June 18, the two Chief Executive Officers met to discuss generally a possible business combination and the benefits of a negotiated transaction. The Company's Chief Executive Officer said that the Company's Board believed that Parent's proposed price of $20 per share was inadequate. Parent's Chief Executive Officer said that Parent had based its price on publicly available information and that Parent would be willing to increase its proposed price if there were values not reflected in the public information. The Company's Chief Executive Officer indicated that the Company would be prepared to furnish non-public information to Parent, subject to a confidentiality agreement. A meeting was tentatively scheduled for June 23 or 24.

  On June 20, counsel for the Company transmitted to counsel for Parent a proposed confidentiality/standstill agreement. The proposed agreement provided, among other things, that Parent could not, for one year, propose the acquisition of the Company or any of its assets or shares. Counsel for Parent promptly called counsel for the Company to inform him that the standstill provisions were not acceptable to Parent.

  During the weekend, June 21 and 22, the Chief Executive Officers of Parent and the Company spoke regarding the confidentiality/standstill provisions. Parent's Chief Executive Officer said that Parent could not agree to the proposed standstill provisions, and reiterated that Parent would prefer a negotiated transaction. The Chief Executive Officer of the Company said that the Company Board was scheduled to meet on June 24 to consider the issue.

  On June 24, a representative of Merrill Lynch, Parent's financial advisor, spoke to a representative of Lazard Freres & Co. LLC ("Lazard Freres"), the Company's financial advisor. The representative of Lazard Freres said that the Company Board believed Parent's proposed price was inadequate and that the Company Board was not willing to furnish non-public information to Parent without a standstill agreement. By letter dated June 24, counsel for the Company informed counsel for Parent that the Company Board had met on June 23 and had amended and restated the Company Bylaws to add procedures relating to the call of a special meeting. Parent believes that the amendments violate Delaware law. See Sections 8 and 15.

  On June 25, Parent's Chief Executive Officer spoke to the Company's Chief Executive Officer and said that because a negotiated transaction would be in the best interests of Parent and the Company, Parent was prepared to increase its offer to $22 per Share subject to confidential due diligence and negotiations, that Parent would agree not to propose a transaction at a lower price for six months and that Parent would agree to a two month standstill. Thereafter, Parent's Chief Executive Officer and the Company's Chief Executive Officer held a number of discussions regarding a confidentially/standstill agreement. During the course of discussions between Parent and the Company, Parent said that it would pay $22 per share subject to confidential due diligence and negotiations. At the Company's request, Parent said that it would agree that if the Company and Parent could not reach a negotiated transaction within a two month period, Parent would commence a tender offer at $22 per share unless there had been a material adverse change in the Company, in which case Parent would agree to a one year standstill. On July 8, 1997, the Company informed Parent that the Company would not provide confidential information to Parent.

  On July 9, 1997, Parent publicly announced the terms of the Offer in a press release and sent the Company the following letter:

July 9, 1997

Mr. James A. Risher
President and Chief Executive Officer
Exide Electronics Group, Inc.
8609 Forks Road
Raleigh, North Carolina 27615

Dear Jim:

As you are aware from our discussions during the past month and our letter of June 11, 1997, we are impressed with the business you and your management team have developed and the manner in which it complements our businesses. However, while we appreciate your efforts to make those discussions productive, we are disappointed by the lack of progress to date.

In our letter dated June 11, 1997, we offered to purchase all the outstanding shares of Exide Electronics Group, Inc. ("Exide") at a price equivalent to $20.00 per share. This proposal represents a 72% premium over Exide's closing price on June 11, 1997, and a premium of 55% over Exide's closing price yesterday.

We are particularly disappointed that the Board did not wish to pursue our offer of $22.00 per share subject to confidential due diligence and negotiations. While we continue to strongly prefer a negotiated transaction, in light of the responses from your Board of Directors, we feel compelled to pursue this matter more expeditiously.

We hereby reiterate our offer to acquire Exide through a negotiated transaction in which Exide stockholders would receive $20.00 in cash per share. We continue to believe that a combination of our two companies would create significant value for our respective stockholders, and that your Board of Directors, in evaluating our offer, should have the benefit of the response to our offer from Exide's stockholders.

We plan to promptly commence a cash tender offer for all the outstanding shares of Exide at a price of $20.00 per share. Our proposal is based solely upon our review of publicly available information regarding Exide. As we have discussed, should our review of confidential, non-public information justify, we are prepared to consider a price in excess of $20.00 per share. Furthermore, as we have previously stated, in the context of a negotiated transaction, we would be prepared to discuss all aspects of our offer with you.

We hope that you and your Board of Directors will give our offer immediate and thorough consideration. We look forward to your prompt response, and hope that it will lead to a negotiated transaction.

Sincerely,

George M. Sherman
President and Chief Executive Officer

  Also on July 9, 1997, Parent commenced litigation against this Company in the Court of Chancery of the State of Delaware. See Section 15 for a description of the litigation.

  On July 10, 1997, Parent commenced the Offer.

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

  Purpose. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent currently intends to propose and seek to consummate, as soon as practicable following the consummation of the Offer, the Proposed Merger. The purpose of the Proposed Merger is to acquire all Common Stock and Preferred Stock not purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding share of Common Stock and Preferred Stock (other than Shares owned by Parent or any of its subsidiaries and Shares owned by shareholders who perfect any applicable dissenters' rights under the GCL) would be converted into the right to receive an amount in cash equal to the price per share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's current intention to propose and seek to enter into a definitive agreement with the Company with respect to the Proposed Merger and to consummate the Proposed Merger as promptly as practicable, there can be no assurance that the Proposed Merger will be consummated or, if consummated, of the timing or terms thereof. Consummation of the Proposed Merger will require the adoption of a resolution by the Company's board of directors approving the Proposed Merger and the affirmative vote of the holders of a majority of the Shares. Alternatively, if the Purchaser purchases 90% or more of the then outstanding Common Stock and 90% or more of the then outstanding Preferred Stock, the Proposed Merger could be consummated with the approval of the other shareholders through a Short-Form Merger. See "The Proposed Merger" below.

  In order to increase the likelihood that the Company and the Purchaser enter into the Proposed Merger, Parent and the Purchaser have taken preliminary steps to commence a solicitation of agent designations to call the Special Meeting of the Company's shareholders at which, among other things, Parent and the Purchaser will propose that the holders of Shares (i) increase the size of the Board of Directors of the Company from 9 to 19, (ii) elect 10 Parent Nominees as directors of the Company (who would then constitute a majority of the Board of Directors) and (iii) repeal any by-laws adopted by the Company after December 21, 1989, the date of the most recent by-laws publicly disclosed by the Company prior to the announcement of the terms of the Offer. The Parent Nominees will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to take such actions as may be required to facilitate prompt consummation of the Offer and the Proposed Merger. See
Section 8 for a description of the Company's by-laws relating to a call of a special meeting.

  This Offer does not constitute a solicitation of proxies or agent designations for any meeting of the Company's shareholders. Any such solicitation will be made only pursuant to proxy or other materials complying with the requirements of Section 14(a) of the Exchange Act and the rules and regulations thereunder.

  Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Proposed Merger or otherwise. If and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, By-Laws, capitalization, management or dividend policy.

  Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

  The Proposed Merger. In general, under the GCL and the Company's Certificate of Incorporation, the Proposed Merger requires the approval of the Company's Board of Directors and the approval by the holders of a majority of all outstanding Shares.

  Article Fourth, Section 4 of the Company's Certificate of Incorporation provides that if there is a change in a majority of the Board over a 24-month period (which would be the case of the Special Meeting is called and the Parent Nominees are elected) or there is a 20% shareholder (which would be the case if the Purchaser acquires Shares in the Offer and the Minimum Condition were satisfied), then an 80% vote shall be required for (1) a merger of the Company with a corporate entity, (2) a sale of all or substantially all of the assets of the Company or (3) the amendment of these charter provisions. The Company Board may waive (1) or (2) as to any transaction with a subsidiary of the Company in which the 20% holder does not hold an interest.

  The Purchaser believes that it will be able to effect a transaction (such as a reverse stock split or a merger of the Company with a subsidiary of the Company in which the Purchaser does not own any capital stock) in which all shares of Common Stock and Preferred Stock not beneficially owned by the Purchaser will be converted into the right to receive cash if the transaction is supported by the Company Board and a majority of the voting power of the outstanding Shares, even if the transaction is not supported by the holders of 80% of the voting power of the outstanding Shares. Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares pursuant to the Offer, the Purchaser believes it would have the voting power to approve the Proposed Merger (which term includes the transactions referred to in the preceding sentence as well as a merger of the Purchaser) without the vote of any other shareholders and could effect the Proposed Merger by so voting and by action of the Boards of Directors of the Purchaser and the Company. This will be the case if the Minimum Condition is satisfied. If, however, the Purchaser is not able to effect a Proposed Merger in which the shareholder vote requirement is a majority of the voting power of the outstanding Shares, the Purchaser intends to submit the Proposed Merger to the vote of the shareholders in accordance with Article Fourth, Section 4 of the Certificate of Incorporation.

  Further, the GCL provides that if a parent corporation owns at least 90% of each class of stock of a subsidiary, the parent corporation can effect a merger (a "Short-Form Merger") with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer or otherwise, the Purchaser owns at least 90% of the outstanding Shares, after consummation of the Offer, a Short-Form Merger could be effected without prior notice to, or any action by, any other stockholder of the Company.

  In order to increase the likelihood that the Board of Directors of the Company approves the Proposed Merger (whether or not the Proposed Merger can be effected as a Short-Form Merger), Parent and the Purchaser have taken preliminary steps to commence a solicitation of agent designations for the calling of the Special Meeting at which, among other things, Parent and the Purchaser will propose that the holders of Shares (i) increase the size of the Board of Directors of the Company from 9 to 19, (ii) elect 10 nominees (the "Parent Nominees") of Parent as directors of the Company (who would then constitute a majority of the Board of Directors) and (iii) repeal any by-laws adopted by the Company after December 21, 1989. The Parent Nominees will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to take such actions as may be required to facilitate prompt consummation of the Offer and the Proposed Merger.

  Neither Parent nor the Purchaser can give any assurance as to whether, as a result of information hereafter obtained by either Parent or the Purchaser, changes in general economic or market conditions or in the business of the Company, or other presently unforeseen factors, the Proposed Merger will be submitted to the Company's shareholders or whether the Proposed Merger will be delayed or abandoned. Whether or not the Proposed Merger is consummated, Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and the Purchaser.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Proposed Merger is consummated, stockholders of the Company may have certain rights under the GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Common Stock and Preferred Stock. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Proposed Merger.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

  The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the GCL.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Proposed Merger or other business combination or (ii) the Proposed Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Proposed Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

  See Section 15 for a description of Section 203 of the GCL.

SECTION 13. DIVIDENDS AND DISTRIBUTIONS

  If, on or after the Applicable Date, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares under option prior to the Applicable Date, in accordance with the terms of such options as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer

Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the Applicable Date, the Company should declare or pay any cash dividend on the Shares (other than regular quarterly cash dividends in an amount not to exceed $0.20 per share of Preferred Stock) or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, unless (1) the Minimum Condition shall have been satisfied, (2) the Rights Condition shall have been satisfied, (3) the Section 203 Condition shall have been satisfied and (4) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the Applicable Date, and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following events or facts shall have occurred:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any court, government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the GCL, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Parent, the Purchaser, or any other affiliate of Parent or the consummation by Parent, the Purchaser, or any other affiliate of Parent of the Proposed Merger or other similar business combination with the Company, (B) seeking to obtain, or which is reasonably likely to result in, damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (ii) seeking to, or which is reasonably likely to, prohibit the ownership or operation by Parent, the Purchaser, or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of Parent, the Purchaser, or any other affiliate of Parent or to compel Parent, the Purchaser, or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent, the Purchaser, or any other affiliate of Parent or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of Parent, the Purchaser, or any other affiliate of Parent to conduct their respective businesses or own such assets, (iii) seeking to, or which is reasonably likely to, impose or confirm limitations on the ability of Parent, the Purchaser, or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, the Purchaser, or any other affiliate of Parent on all matters properly presented to the Company's shareholders, (iv) seeking to, or which is reasonably likely to, require divestiture by Parent, the Purchaser, or any other affiliate of Parent of any Shares, (v) seeking, or which is reasonably likely to result in, any material diminution in the benefits expected to be derived by Parent, the Purchaser, or any other affiliate of Parent as a result of the transactions contemplated by the Offer, the Proposed Merger or other similar business combination with the Company,
  (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or Parent, the Purchaser, or any other affiliate of Parent or the value of the Shares or
  (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Purchaser, or any other affiliate of Parent or the Company or any of its subsidiaries or (ii) the Offer or the Proposed Merger or other similar business combination by Parent, the Purchaser, or any other affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to Parent, the Purchaser, or any other affiliate of Parent;

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,
  (viii) any decline in the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date hereof or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities or equity interests, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the Applicable Date in accordance with the terms of such options as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock or equity interests, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend (other than regular quarterly cash dividends not to exceed $0.20 per share of Preferred Stock) or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (vi) incurred any debt other than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Parent, the Purchaser, or any other affiliate of Parent, (ix) entered into or amended any employment, change of control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the Applicable Date, (xi) amended, or authorized or proposed any amendment to, its Certificate of Incorporation or its By-Laws, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the Applicable Date or (xii) otherwise acted out of the ordinary course of business, consistent with past practice;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G or 13D on file with the Commission prior to the Applicable Date, (ii) any such person, entity or group that prior to the Applicable Date, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares),
  (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

    (g) the Purchaser shall become aware (i) that any contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, which, in the aggregate, would be material, (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that has or may have, in the aggregate, a material adverse effect on (x) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, management, key personnel, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or any of its subsidiaries or the Proposed Merger or any other business combination involving the Company) or (y) the value of the Shares in the hands of Parent, the Purchaser or any of their respective affiliates or (z) the consummation by Parent, the Purchaser or any of their respective affiliates of the Offer and the Proposed Merger or any other business combination involving the Company or (iii) that any report, document or instrument of the Company or any of its subsidiaries filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or that the Company or any of its subsidiaries shall have failed to file any such report, document or instrument;

    (h) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

    (i) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Parent, the Purchaser, or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent, the Purchaser, or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

  A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15. CERTAIN LEGAL MATTERS

  General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Proposed Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Parent intends to file a Notification and Report Form with respect to the Offer and the Proposed Merger promptly.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to make such filing on July 10, 1997. Accordingly, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on July 25, 1997 unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Proposed Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Litigation. On July 9, 1997, Purchaser filed a Verified Complaint for Declaratory and Injunctive Relief against the Company and its directors (the "Complaint") in the Court of Chancery of the State of Delaware. The Complaint alleges, among other things, that: (i) refusal by the Company Board to redeem the Rights or make them inapplicable to the Offer constitutes a violation of its fiduciary duties; (ii) the amendments to the Company's By-laws constitute a breach of the defendants' fiduciary duties; (iii) the failure to render Section 203 of the GCL, inapplicable to the Offer is a breach of fiduciary duty; and (iv) the adoption of any defensive measure by the defendants which has the effect of impeding, thwarting, frustrating or interfering with the Proposed Merger or that would prevent a future board of directors from complying with its fiduciary duties would constitute a breach of the defendants' fiduciary duties.

  Purchaser seeks declaratory and injunctive relief as follows: (i) an order compelling the defendants to redeem the Rights or to amend the Rights Agreement so as to make it inapplicable to the Offer, (ii) an order compelling the Board to render Section 203 of the GCL inapplicable to the proposed purchase, (iii) an order compelling the Board to call a special meeting of its stockholders, (iv) an order enjoining the Board from taking any action that would impede or interfere with the Offer or the exercise by the Company's stockholders of their franchise, (v) an order invalidating the amendments to the Company's By-Laws, (vi) an order awarding Plaintiff their costs and expenses in the action and (vii) such other relief as the Court deems just and proper.

  Business Combination Transactions. Section 203 of the GCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Section 203 of the GCL provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or an affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder or such corporation) of any loans, advances guarantees, pledges or other financial benefits provided by or through the corporation.

  The Offer is conditioned on the Section 203 Condition being satisfied. See
Section 14 and 15.

  Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar
v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Foreign Approvals. According to the Company 10-K, the Company owns property in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

SECTION 16. FEES AND EXPENSES

  Merrill Lynch is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Purchaser and Parent in connection with the Proposed Merger. As compensation for such services, Parent has agreed to pay Merrill Lynch a fee of $500,000, of which $400,000 is payable upon commencement of the Offer. Parent has also agreed to pay Merrill Lynch a fee of up to $4,000,000 (less any fees theretofore paid) contingent upon consummation of an Acquisition Transaction. "Acquisition Transaction" has been defined to include (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of Parent or one of its affiliates, (ii) the acquisition, directly or indirectly, by Parent or one of its affiliates by way of a tender or exchange offer, negotiated purchase or other means of at least 50% of the then outstanding capital stock of the Company, (iii) the acquisition, directly or indirectly, by Parent or one of its affiliates of at least 50% of the assets of, or of any right to all or a substantial portion of the revenues or income of the Company or (iv) the acquisition, directly or indirectly, by Parent or one of its affiliates of control of the Company through a proxy contest or otherwise than through the acquisition of the Company's voting capital stock. In addition, Parent has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Offer and the Proposed Merger or otherwise arising out of Merrill Lynch's engagement, and has also agreed to indemnify Merrill Lynch (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Merrill Lynch may from time to time in the future render various investment banking services to Parent and its affiliates, for which it is expected it would be paid customary fees.

  D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

  First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

  Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14d-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14d-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 8 with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                                          PQR Acquisition Corporation

July 10, 1997

                                  SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

  Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 1250 24th Street N.W., Washington, D.C. 20037, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.

    NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT, 5-YEAR
                                            EMPLOYMENT HISTORY
Patrick W. Allender .....  Mr. Allender is Senior Vice President, Chief Finan-
                            cial Officer and Secretary of Parent. He has held such position since 1987.

C. Scott Brannan ........  Mr. Brannan is Vice President Administration and
                            Controller of Parent. He has held such position since 1987.

Mortimer M. Caplin* .....  Mr. Caplin has been Senior member of Caplin &
One Thomas Circle, N.W.     Drysdale, a law firm in Washington, D.C. for more
Washington, D.C. 20005      than five years. He is a Director of Fairchild In-
                            dustries, Inc., Fairchild Corporation, Presiden-tial Realty Corporation and Unigene Laboratories,
                            Inc.

Dennis D. Claramunt .....  Mr. Claramunt was appointed Vice President and
                            Group Executive of Parent in 1994. He has served as President of Jacobs Chuck Manufacturing Company for more than five years.

James H. Ditkoff ........  Mr. Ditkoff was appointed Vice President--
                            Finance/Tax of Parent in January 1991. He has served in an executive capacity in finance/tax for Parent since 1988.

Donald J. Ehrlich* ......  Mr. Ehrlich is the Chairman, President, Chief Exec-
1000 Sagamore Parkway       utive Wabash National Corporation Officer and a
South                       Director of Wabash National Corporation. He is a
Lafayette, Indiana 47905    director of Indiana Secondary Market for Educa-
                            tional Loans, Inc. and INB National Bank, N.W.

Walter G. Lohr, Jr.* ....  Mr. Lohr has been a Partner of Hogan & Hartson, a
111 South Calvert Street    law firm in Baltimore, Maryland since 1992. He was
Baltimore, Maryland         an attorney in private practice from 1987 to 1992.
21202

Mitchell P. Rales* ......  Mr. Rales is Chairman of the Executive Committee of
                            Parent. He has held such position since February 1990. He has been a General Partner of Equity Group Holdings, a general partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly traded securities, since 1979.

George M. Sherman* ......  Mr. Sherman is President, Chief Executive Officer
                            and a Director of Parent. He has held such posi-tions since February 1990.

A. Emmet Stephenson,       Mr. Stephenson has been President of Stephenson &
Jr.* ....................   Company, a private investment management firm in
100 Garfield Street,        Denver, Colorado and Senior Partner of Stephenson
Suite 400                   Merchant Banking for more than five years.
Denver, Colorado 80206

John P. Watson ..........
                           Mr. Watson was appointed Vice President and Group
                            Executive of Parent in 1993. He has served Parent in an executive capacity in its Tool Group since September 1990.

    NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT, 5-YEAR
Steven M. Rales* ........                   EMPLOYMENT HISTORY
                           Mr. Rales is Chairman of the Board of Parent, a po-
                            sition he has held since 1984. He was Chief Execu-tive Office of Parent until February 1990. He has been a General Partner of Equity Group Holdings, a general partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly traded securities, since 1979.

Gregory T. H. Davies ....  Mr. Davies was appointed Vice President and Group
                            Executive of Parent in 1995. He has served as President of Jacobs Vehicle Systems, Inc. for more than the past five years.

H.Lawrence Culp, Jr. ....  Mr. Culp was appointed Vice President and Group Ex-
                            ecutive of Parent in 1995. He has served Parent in an executive capacity (including President since
                            1993) at Veeder-Root Company for more than the past five years.

Daniel L. Comas .........  Mr. Comas was appointed Vice President--Corporate
                            Development of Parent in 1996. He has served Par-ent in an executive capacity in the corporate de-velopment area for more than the past five years.

Steven E. Simms .........  Mr. Simms was appointed Vice President and Group
                            Executive of Parent in 1996. He had previously served Black & Decker, most recently as Presi-dent--Worldwide Accessories Business.

Mark C. DeLuzio .........  Mr. DeLuzio was appointed Vice President-Danaher
                            Corporation Business System ("DBS") of Parent in 1996. He has served Parent as Director-DBS and in financial and operating positions with Jacobs Ve-hicle Systems, Inc. for more than the past five years.

Dennis A. Longo..........  Mr. Longo was appointed Vice President--Human Re-
                            sources in May 1997. He has served Parent in human resource management positions since 1991.

  The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

       NAME                                         POSITION WITH THE PURCHASER
       ----                                         ---------------------------
     Steven M. Rales .............................. Director
     Mitchell P. Rales ............................ Director
     George M. Sherman ............................ President and Director
     Patrick W. Allender .......................... Vice President and Treasurer
     C. Scott Brannan ............................. Vice President and Secretary
     James H. Ditkoff ............................. Vice President
     Daniel L. Comas............................... Vice President

                                  SCHEDULE II

                TRANSACTIONS IN SHARES PARENT AND THE PURCHASER

  DHHC has purchased an aggregate of 397,300 shares of Common Stock in open market transactions executed on the NNM on the dates and at the prices listed on the table below. As of July 1, 1997, DHHC contributed 100 shares of Common Stock to the Purchaser. Other than as set forth in this Schedule II, no Purchaser Entity has effected any transactions in the Shares in the last 60 days.

                                                                SHARES
                         TRANSACTION DATE                      ACQUIRED PRICE(1)
                         ----------------                      -------- -------
     May 9, 1997..............................................  50,000  10.8750
     May 13, 1997.............................................  30,000  11.2500
     May 13, 1997.............................................  57,300  11.2500
     May 15, 1997.............................................  35,000  11.3750
     May 20, 1997.............................................  15,000  11.8750
     May 22, 1997.............................................   7,500  11.6250
     May 22, 1997.............................................   7,500  11.5000
     May 23, 1997.............................................   5,000  11.5000
     May 27, 1997.............................................  25,000  11.3750
     May 27, 1997.............................................   5,000  11.2500
     May 28, 1997.............................................   5,000  11.1250
     May 30, 1997.............................................  25,000  11.5825
     May 30, 1997.............................................  65,000  11.2500
     June 2, 1997.............................................  60,000  11.5625
     June 4, 1997.............................................   5,000  11.5000

--------
(1) All prices are exclusive of commissions.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:                By Facsimile                 By Hand:
   First Chicago Trust          Transmission:      First Chicago Trust Company
   Company of New York         (201) 222-4720              of New York
  Attention: Tenders &               or                Attention: Tenders &
        Exchanges              (201) 222-4721               Exchanges
  P.O. Box 2565, Suite                                  c/o THE DEPOSITORY
          4660                                            TRUST COMPANY
 Jersey City, NJ 07303-                              55 Water Street, DTC TAD
          2565                                      Vietnam Veterans Memorial
                                                              Plaza
                                                        New York, NY 10041

  By Overnight Courier:     Confirm By Telephone:
   First Chicago Trust         (201) 222-4707
   Company of New York
  Attention: Tenders &
        Exchanges
     Suite 4680-EEG
   14 Wall Street, 8th
          Floor
   New York, NY 10005

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                       or
                                 (800) 290-6432

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                           1-800-436-1019 (Toll Free)
                         (212) 449-8209 (Call Collect)